Exhibit 4.5
Annex 3
Version of 2010
Shanghai Branch of China Merchants Bank Stock Limited Company
Loan Agreement on the Entrusted Loan

Loan Agreement on the Entrusted Loan
Serial No. [____]
Lender (“Party A”): Shanghai Dongfang Branch of China Merchants Bank Stock Limited Company
Address: Dongfang Road 902, Shanghai
The Principal: Tan Qunzhao
Borrower: Ku6 (Beijing) Information Technology Co., Ltd. Address: Building 6, Zhengtong Shidai Chuangyi Center, Xibahe Xili No.18, Chaoyang District, Beijing
Legal Representative: Li Shanyou
Party A accepts to be entrusted by Shanghai Shulong Technology Co., Ltd. (“the Principal”) to disburse an entrusted loan, equal to RMB                      to Party B. According to the “Commission Contract on Entrusted Loan Agreement” (Serial No. [____]) and the “Notification on Entrusted Loan” issued by the Principal on [date], through friendly negotiation, Party A and Party B the Parties herein conclude this Agreement in accordance with relevant national laws:
1.	Currency Type, Item, Type, Amount, Purpose, Interest Rate and Term of the Loan as prescribed below:
Currency Type: RMB
Item: Entrusted Loan
Type: (1) Fixed Asset Loan (2) Working Capital Loan
Amount: Forty Million (40,000,000.00)
Purpose: Business Operation
Interest Rate: 5.05%
Loan Term: Six months (the commencement and expiration dates shall refer to what is recorded in the loan note)

2.
Before Party B withdraws the loan, it shall file a loan withdrawal plan for the said purpose to Party A and shall withdraw the loan according to such plan. The withdrawal formality shall be completed by Party B 1 working day before the loan disbursement.

3.	Party B guarantees to use the following funds to repay and pay all the loan principal and interest under this Agreement:
(4)	[____];

(5)	[____];

(6)	[____].
4.
Party B shall repay or pay all the principal and interest according to the repayment schedule as provided in this Agreement. If Party B wishes to prepay the loan, it shall discuss with the Principal and handle relevant formalities after Party A receives the prepayment notice from the Principal.

5.	Interest

The interest of the loan under this Agreement based on the interest rate which is determined by the principal, shall be accrued from the date when Party A disburses the loan according to the number of the actual days of using the loan on a monthly basis. The value date shall be the first working day of each month.

Where the national statutory loan rate is adjusted or the Principal requires adjusting the interest rate within the effective term of this Agreement, upon the written consents of the Principal and Party B, Party A may adjust the interest rate under this Agreement according to the interest rate adjustment of the state or the Principal’s written instruction. The interest shall be accrued according to the new interest rate as of the adjustment date.

6.
Under the “Notification on Entrusted Loan” issued by Party A, if the Principal requires Party B (or a designated third party) to provide guarantee for the loan under this Agreement, Party B or the designated third party shall provide such guarantee as required by the Principal. Party A and Party B (or the third guarantor) shall conclude and sign a guarantee agreement as an accessory agreement to this Agreement.

If the Principal requires the provision of relevant guarantee, before the guarantee is put into practice, Party A is entitled to refuse disbursing the loan to Party B.

7.
During the effective term of this Agreement, Party A is entitled to supervise the loan usage status and Party B shall faithfully provide relevant information and documents according to Party A’s requirement.

8.	Modification and Termination of this Agreement

After this Agreement comes into effect, where Party A or Party B wishes to modify or terminate this Agreement, the Parties shall discuss with each other and obtain the consent of the Principal. Party A, Party B and the Principal shall reach a written agreement to modify or terminate this Agreement.

9.	Default Liability
(1)
If Party A breaches this Agreement and fails to disburse the loan according to the time schedule and amount as agreed with Party B, Party A shall pay a liquidated damages to Party B at 0.0[____] % of the amount in default per day based on the number of the days of default, except under the second paragraph of Article 6 or Article 9 (2) of this Agreement.

(2)
If Party B fails to use the loan for the purpose provided herein, Party A is entitled to suspend the loan disbursement, to accelerate the maturity of all or part of the disbursed loan, and to charge a penalty interest at the rate of 1% higher than the original interest rate for the misappropriated loan.

(3)
If Party B fails to repay or pay the principal or interest according the agreed schedule in this Agreement, for the overdue loan, Party A is entitled to charge a penalty interest at the rate of 1% higher than the original interest rate based on the actual overdue days.

(4)
If Party B prepay the loan without getting any approval and Party A does not receive any prepayment notice from the Principal, Party A is entitled to require Party B to pay a liquidated damages at the rate of 0.0[____] % of the prepaid amount per day according to the number of the days which the loan is repaid in advance of the due date, except under Article 9 (2) and (5) of this Agreement.

(5)
During the effective term of this Agreement, Party A is entitled to require the prepayment of the principal and interest as well as other related fees in relation to the entrusted loan according to the requirement of Party A under the following circumstances: (1) Party B breaches any of its obligations under this Agreement; (2) Party B suffers a substantial deterioration in its business operation; (3) the guarantor suffers a substantial deterioration in its business operation; (4) the mortgaged property damages, destroys or losses, or the value of the pledged property substantially depreciates or derogates, which endangering the safety of the loan; (5) other situations under which Party A is entitled to require the prepayment of the loan according to the applicable laws, regulations and financial rules.

10.
Any notice or requirement in relation to this Agreement shall be delivered in writing by Party A and Party B. If it is delivered by courier, then it shall be deemed served after the recipient signs on it; if by postal mail, then it shall be deemed served 7 days after it is sent; if by fax, then it shall be deemed served after the recipient’s fax system receives the fax.

Party A’s contact method: Dongfang Road 902, Shanghai
Party B’s contact method:
If there is any change to one Party’s contact method, the Party shall timely notify the other Party of such change, otherwise, the Party failing to notify the change shall bear all the possible losses arising therefrom on its own.

11.	Dispute Settlement

If there is any dispute arising from the performance of this Agreement, the Parties shall first settle it through friendly negotiation. If the Parties fail to reach an agreement on the dispute settlement, either Party may resort to Option [____] (alternative option) as below for the settlement:

(1)	File a lawsuit to the people’s court where [____] is located;
(2)	Submit the dispute to Arbitration Committee for arbitration.
12.	The Parties may negotiation further to conclude and sign a supplementary agreement on the issues which are not covered in this Agreement.
13.
This Agreement shall come into effect after it is signed and stamped by the authorized representatives of Party A and Party B, and shall be terminated after all the principal and interest as well as other related fees under this Agreement are fully paid off.

14.	This Agreement has three original copies, for Party A, Party B and the Principal each to hold one copy.

All the provisions of this Agreement have been fully discussed by the Parties. The Bank has already specifically remind relevant parties of any liability exemption or restriction on the Bank, of any rights the Bank is unilaterally entitled to, and of any liability increase or right limitation on other relevant parties, to which, the Bank has already make a full and accurate interpretation. Upon other relevant parties’ requirements, the Bank has already made relevant explanations to the said provisions and the parties to this Agreement have consistent comprehension to all the provisions of this Agreement.
Party A (Company Seal):
The Principal or the Authorized Representative (Signature/Stamp):
Party B (Company Seal):
The Principal or the Authorized Representative (Signature/Stamp):
Execution Date: [January 25, 2011]